Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		April 24, 2014
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release

ENCORE WIRE REPORTS FIRST QUARTER RESULTS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2014.

Net sales for the quarter ended March 31, 2014 were $277.2 million compared to $265.4 million during the first quarter of 2013. The average selling price of wire per copper pound sold dropped 6.5% in the first quarter of 2014 versus the first quarter of 2013. However, copper unit volume, measured in pounds of copper contained in the wire sold, increased 9.1% in the first quarter of 2014 versus the first quarter of 2013. Aluminum building wire sales constituted 7.9% of net sales dollars for the first quarter of 2014 versus 5.7% in the first quarter of 2013. Net income for the first quarter of 2014 was $10.9 million versus $6.4 million in the first quarter of 2013. Fully diluted net income per common share was $0.52 in the first quarter of 2014 versus $0.31 in the first quarter of 2013.

On a sequential quarter comparison, net sales for the first quarter of 2014 were $277.2 million versus $293.5 million during the fourth quarter of 2013. Net income for the first quarter of 2014 was $10.9 million versus $11.2 million in the fourth quarter of 2013. Fully diluted net income per common share was $0.52 in the first quarter of 2014 versus $0.54 in the fourth quarter of 2013. Copper unit volumes decreased 5.0% in the first quarter of 2014 versus the fourth quarter of 2013, while aluminum unit volumes decreased 6.7%.

Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “Continuing the positive trend we saw developing throughout last year, the first quarter was encouraging to us from both a volume and margin perspective. We believe that the harsh winter weather had some negative impact on our unit volumes this quarter, although the exact amount is difficult to quantify. The results in the first quarter of 2014 were clearly improved versus the first quarter of 2013. Building wire prices and margins were fairly stable during the quarter, following the pattern of stability in copper prices. We believe our expansion of product offerings over the last several years has been critical to maintaining and perhaps boosting our market share. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. That spread increased 1.6% in the first quarter of 2014 versus the first quarter of 2013, while our copper unit volume shipped increased 9.1% in the first quarter of 2014 versus the first quarter of 2013. Along with the continued success of our aluminum building wire launch, this increase in copper unit volumes and the copper spread helped drive earnings per share in the quarter.

We continue to strive to lead or follow industry price increases to achieve profit growth. We produced these results due to our low cost business model and aggressive cost control in all facets of our operations. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field.

We continue to maintain our strong balance sheet. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $36.8 million in cash as of March 31, 2014. We also declared another quarterly cash dividend during the past quarter. I am also pleased to note that Encore Wire was recently named one of Forbes “100 Most Trustworthy Companies” for 2014, based on our straightforward financial disclosures and accounting and governance factors. This is the second time in the last three years we have been honored with this award.

Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe that this strategy will serve us well going forward. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”

Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings. The Company is focused on maintaining a high level of customer service with low cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Additional Disclosures:

The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publish this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2013 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended March 31,
$’s in 000’s	2014	2013
Net Income	$10,854	$6,395
Income Tax Expense	5,887	2,776
Interest Expense	63	62
Depreciation and Amortization	3,895	3,352

EBITDA	$20,699	$12,585

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Balance Sheets

(In Thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets
Cash	$36,822	$36,778
Receivables, net	219,147	215,739
Inventories	75,623	70,780
Prepaid Expenses and Other	4,476	6,769

Total Current Assets	336,068	330,066
Property, Plant and Equipment, net	196,790	194,254
Other Assets	1,587	1,506

Total Assets	$534,445	$525,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$28,469	$23,465
Accrued Liabilities and Other	17,654	24,453

Total Current Liabilities	46,123	47,918
Long Term Liabilities
Non-Current Deferred Income Taxes	20,790	21,327

Total Long Term Liabilities	20,790	21,327

Total Liabilities	66,913	69,245
Stockholders’ Equity
Common Stock	266	266
Additional Paid in Capital	49,971	49,459
Treasury Stock	(88,134)	(88,134)
Retained Earnings	505,429	494,990

Total Stockholders’ Equity	467,532	456,581

Total Liabilities and Stockholders’ Equity	$534,445	$525,826

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Statements of Income

(In Thousands, Except per Share Data)

(Unaudited)

	Quarter Ended March 31,
	2014		2013
Net Sales	$277,198	100.0%	$265,351	100.0%
Cost of Sales	245,022	88.4%	241,050	90.8%

Gross Profit	32,176	11.6%	24,301	9.2%
Selling, General and
Administrative Expenses	15,451	5.6%	15,147	5.7%

Operating Income	16,725	6.0%	9,154	3.4%
Net Interest & Other Expense	(16)	0.0%	(17)	0.0%

Income before Income Taxes	16,741	6.0%	9,171	3.5%
Income Taxes	5,887	2.1%	2,776	1.0%

Net Income	$10,854	3.9%	$6,395	2.4%

Basic Earnings Per Share	$0.52		$0.31

Diluted Earnings Per Share	$0.52		$0.31

Weighted Average Number of
Common and Common
Equivalent Shares Outstanding:
-Basic	20,703		20,664

-Diluted	20,839		20,733

Dividends Declared per Share	$0.02		$0.02

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